EXHIBIT 99.2

Final Transcript
Jan 14, 2010 / 10:00PM GMT, SHFL - Q4 2009 Shuffle Master, Inc. Earnings Conference Call

Conference Call Transcript SHFL - Q4 2009 Shuffle Master, Inc. Earnings Conference Call Event Date/Time: Jan 14, 2010 / 10:00PM GMT

CORPORATE PARTICIPANTS

 Julia Boguslawski
 Shuffle Master, Inc. - Director of IR

 Tim Parrott
 Shuffle Master, Inc. - CEO

 Lin Fox
 Shuffle Master, Inc. - CFO, EVP

 Coreen Sawdon
 Shuffle Master, Inc. - CAO, SVP

CONFERENCE CALL PARTICIPANTS

 Ryan Worst
 Brean Murray, Carret & Co. - Analyst

 Dennis Forst
 Keybanc Capital Markets - Analyst

 Todd Eilers
 Roth Capital Partners - Analyst

 Art Eastman
Private Investor

 PRESENTATION

Operator

 Greetings, and welcome to the Shuffle Master Inc. fourth quarter and year end 2009 earnings release conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Julia Boguslawski, Director of Investor Relations for Shuffle Master. Thank you, Miss Boguslawski. You may begin.

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 Thank you. Good afternoon, and thank you all for joining us today for our fourth quarter and fiscal year ended 2009 earnings call. I am Julia Boguslawski, Director of Investor Relations for Shuffle Master. With me today are Tim Parrott, CEO of Shuffle Master, Lin Fox, Executive Vice President and CFO, Coreen Sawdon, Senior Vice President and Chief Accounting Officer and Jerry Smith, Executive Vice President and General Counsel. Today's conference call is being simultaneously webcast through our website, www.shufflemaster.com, and will also be archived for the next 30 days.

Before we get started, I would like to remind you that various remarks we make about future expectations, plans and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as adjusted EBITDA and adjusted operating income which represent non-GAAP financial measures. The importance of these measures to investors as well as reconciliation to the most directly comparable GAAP measures can be found in our most recent Form 10-K which was filed earlier today as well as in our prior public filings and in today's press release announcing our fourth quarter and fiscal year ended 2009 results. Now I will turn the call over to our CEO, Tim Parrott.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Thanks Julia, and good afternoon. I will cover some highlights for the quarter and then turn it over to Lin to review our financial results. I'm pleased to report a solid quarter amid a challenging, but ultimately positive fiscal year. In the midst of one of the toughest environments of all time, rising unemployment, dampened consumer spending and deterioration of capital markets to name a few, we are fortunate that the obstacles created by this recession have not defined our performance. The quality of the fourth quarter result is something we're pleased with and is partially attributable to improved execution against our initiatives. Fourth quarter revenue increased 2% year-over-year to $54.6 million. Fiscal year end revenue of $179.4 million is relatively flat with -- or within half of a percent of 2008 fiscal total revenue of $190 million when adjusted for exchange. This is the fourth consecutive quarter that we've grown our total lease, royalty and service revenue on an absolute dollar basis, and $22.1 million this quarter was a company record, up 9% year-over-year and 5%, sequentially. Additionally, total lease, royalty and service revenue as a percentage of total revenue grew to 40% this quarter versus 38% in the year-ago quarter.

Looking at the fiscal year, this metric was 47% compared to 41% in fiscal '08. We continue to believe that roughly 50/50 is the right lease/sales mix for our company with the primary objective of always growing the lease base where and when we can, but understanding that the product mix, customer needs and geography often dictate the model. The fourth quarter saw solid growth from our EGM segment, primarily a sales model which contributed 34% of our total revenue. That changes the lease mix, but nonetheless, we grew our lease, royalty and service revenue for our utility, PTG and ETS lines. Total lease, royalty and service revenue for North America grew to 73% of total North American revenue, up from 64% in the year-ago quarter, and was 77% in fiscal '09 versus 70% in '08. Lin will touch on the specifics later, but we demonstrated improved EBITDA and EPS, both for the quarter and the fiscal year. At 21%, our operating income margin in the fourth quarter improved considerably from an adjusted 13% in the prior year quarter. We're not there yet, but we're closing in to trending best of breed. We also exceeded our SG&A reduction target of $7 million for fiscal 2009 and have made good progress identifying opportunities for additional savings in manufacturing and operations.

I'll now go through some product highlights for the fourth quarter. First, I'll provide an update on the ACE replacement cycle. On the Q3 call, we mentioned that we aimed to convert 3,000 units into i-Deals by the end of 2010. Although we are trending in the right direction from our target, because several customers with very sizable orders may delay making CapEx decisions, the timing could slip into 2011. Our goal is still to replace the ACEs as quickly as we can, and we saw acceleration in the fourth quarter with 206 i-Deals installed, representing a 55% sequential increase in that placement. There were significant year-over-year placements of the i-Deal shuffler also, bringing the total installed base to about 1,200. Approximately 60% of all i-Deals are in lease, and we expect that percentage to ramp up slightly as we gain momentum in replacements.

In the proprietary table game space, 100 progressive upgrades were installed in the fourth quarter. That is nearly six times what we placed in the prior year quarter and even more than double what we've placed in the prior sequential quarter. We've only penetrated about 8% of our existing PTG install base where our progressive upgrade can be integrated, so there is a substantial opportunity to grow. Although we have had some removals of table games as a result of the economy, we have overcome those -- those losses with placements of new games and, therefore, are maintaining our footprint. Moving to e-Tables, our ETS lease and service revenue grew to $3.7 million, up 42% year-over-year. With approximately 690 seats, fiscal 2009 also saw the most net placements of e-Tables in the company's history, predominantly Table Master placements. We feel this demonstrates that the Table Master is a product not only limited to racinos, but provides value both in live and electronic markets.

The fourth quarter was a very good quarter for our EGM segment with 25% growth year-over-year and total revenue of $18.6 million, its best quarter yet. When adjusted for exchange, revenue was up 21%. We are pleased with the progress of our EGMs during this last fiscal year and similarly, gross margin in the segment improved year-over-year.

Since our last call, i-Table has received both GLI and Nevada approval. We have units at Barona in southern California and the original units at Riviera on the Las Vegas strip plus recent installs at the Excalibur. We now have a total of 14 i-Tables in the market with additional installs queued up at other Las Vegas casinos. We're still in the early stages, and we continue to gather and evaluate data from players and casinos and use what we learn to augment and enhance the i-Table experience. So far, the response has been very positive. We expect to engage in a controlled roll out for the remainder of the fiscal year. We are also close to finishing the development of additional game titles for i-Table including Baccarat, Three Card Poker and Ultimate Texas Hold 'Em. With some of the recent jurisdictional changes, i.e. Pennsylvania, we believe i-Table would be a perfect strategic fit to new live table game markets where minimal dealer training time, pit supervision, efficient operations and maximum security are of utmost importance.

In summary, fiscal 2009 demonstrated our ability to generate both improved lease revenue and consistent progress in operating execution, despite the headwinds of a challenging environment for operators in a weak economy overall. We've also evolved as an organization throughout the year with both significant management changes that occurred and the launching of our 12 Point Pledge, which is a series of commitments we've made internally and externally to formally emphasize building a true strategic partnership with our customers. We're in the early innings, but over time, we expect to see quantifiable impact as a result of this initiative. I'll provide some closing comments on our outlook for 2010 after Lin reviews the financial results in more detail.

 Lin Fox  - Shuffle Master, Inc. - CFO, EVP

 Thank you, Tim, and good afternoon to everyone. Tim has already mentioned the foreign exchange impact on the year, but I wanted to add that our fourth quarter revenue benefited from a weaker US dollar and this produced $700,000 more revenue year-over-year and the additional gross margin and operating cost from exchange in effect offset each other for a negligible impact on the operating profit in the quarter. For the year, however, the foreign exchange impact was more significant on our top line. Revenue was lower than the prior year by $10.1 million from a stronger US dollar. Gross profit and operating costs were both lower by $3.4 million, again, for a de minimis impact on the year's operating profit and net income.

Fourth quarter gross margin improved year-over-year from 57% to 59%. We generally make higher margins on our leased product versus the sale of that same product. The increase in the quarter's lease revenue over the same quarter a year ago, coupled with increased average lease prices, helped drive the overall increase in margin. Our PTG segment had lower margins in the fourth quarter of 2008 from the sale of side bet lifetime licenses at lower average sale prices compared to premium titles. We also had high margin conversion kit sale -- sales in this quarter's EGM results plus a one-time duty drawback pickup of just under $700,000 in Australia. Offsetting this, we incurred a charge of $800,000 in surplus and obsolescence in the quarter. Approximately $500,000 was in the utility segment, $300,000 in ETS.

I also want to point out that we made a change in our 10-K product segment reporting tables. We decided that since we have no control and cannot predict what sold units are still in use by customers, we are limiting our disclosure to sales in the current period and our installed lease base. Given our focus on leasing, we feel the leased install base is a better metric to measure performance. Lease and service revenue for our utilities segment grew 6% year-over-year to $9.6 million, predominantly due to increased leases of our i-Deal and one2six shufflers. Leased shufflers now approximate 5,700 units, up 7% from fiscal year 2008; however, total utility revenue decreased year-over-year by 13% to $18.7 million due to decreased sales of shufflers and chippers. The utility segment represented 34% of total revenue. Utility gross margin in the quarter increased 120 basis points to 54% from the year-ago quarter. There was some one-time sequential erosion of gross margin from the surplus and obsolescence charge I already mentioned. The lease, royalty and service revenue for proprietary table games increased 2% year-over-year to $8.8 million. The total proprietary table games segment revenue was $10 million, or flat year-over-year, and represented 18% of total revenue.

Gross margin was 84%, up from 81% in the year-ago quarter. Lower margins in the fourth quarter of 2008 were largely due to the sale of side bet lifetime licenses which carry a substantially lower average sales price compared to premium titles. Lease, royalty and service revenue for the electronic table systems this quarter was $3.7 million, up 42% year-over-year as a result of increased Table Master seats on lease, led by proprietary titles such as Royal Match 21, Three Card Poker and Bet the Set 21. ETS revenue increased 1% to $7.3 million year-over-year and represented approximately 13% of total company revenue. ETS gross margin remained relatively flat year-over-year at 45%. Total EGM revenue grew 25% to a record $18.6 million compared to the prior year period as a result of increased placements and approximately $3 million from the sale of other related peripherals. In Australian dollars, total EGM revenue grew 21%. Fourth quarter gross margin increased year-over-year from 49% to 56% due to a number of factors, but primarily from the sale of related peripherals such as conversion kits which carry a much higher margin than traditional units and approximately $700,000 in duty draw back received from the Australian government. The strong growth of our EGM segment was almost entirely organic from our existing primary markets. The popularity of our high performance game titles has helped grow our market share in this region.

SG&A was $15.4 million in the fourth quarter versus $18.7 million in the same quarter a year ago. This $3.3 million decrease or 18% improvement over last year is the direct result of the company's key initiative this year to reduce SG&A. For the year, it decreased by $14.5 million or 20% year-over-year, excluding the impact of severance charges earlier in the year. The savings includes a favorable impact of $2.3 million when adjusted for exchange.

Our R&D spending remained relatively flat at approximately 9% of revenue. The foreign exchange impact on the full year resulted in $1.1 million less expense.

For the fourth quarter, our adjusted EBITDA totaled $18.2 million, up 16% from $15.7 million in the year-ago quarter. Year to date adjusted EBITDA of $56.6 million does not add back the $3.2 million cash portion of severance charges incurred in the first six months of the year and was up 12% from $50.5 million year-over-year. Both our leverage and interest ratios are computed using a bank prescribed EBITDA. Our total leverage ratio in the quarter was 1.52 to 1 as compared to a maximum ratio of 4 to 1. Our interest coverage ratio was 14.8 to 1 as compared to a minimum requirement of at least 3 to 1. Our effective tax rate was 41.2% and 32.3% for the fourth quarter and fiscal year 2009, respectively. Excluding the impact of the goodwill impairment, our tax rate would have been 35.9% in fiscal 2008. We expect our annual rate going forward to be in the range of 31% to 35%.

In the fourth quarter, net income and diluted earnings per share increased to $6.2 million and $0.12 respectively, compared to a net loss of $15 million and a net loss of $0.28 in the year-ago quarter. The prior year period included a goodwill impairment charge of $22.1 million or a loss of $0.41 related to our ETS segment. Fiscal year net income and diluted earnings per share increased to $15.5 million and $0.29 respectively, compared to a net loss of $10.8 million and a loss of $0.27 in fiscal 2008 on a 34% increase of diluted common shares. The previously mentioned goodwill impairment charge of $22.1 million or a loss of $0.55 relates to our ETS segment in the fiscal year 2008.

Now let's turn to working capital. We finished the year with $27.6 million of inventory. While this is higher than our fiscal year 2008 inventory, it was a marked improvement from the $30.1 million we had on hand at the end of the third quarter. We were also able to improve our turns to 3.1 in Q4 from 2.3 turns in the prior sequential quarter. We remain focused on improving our performance against this key metric. For example, we recently negotiated just in time arrangements with several of our major suppliers and have established safety stock levels in accordance with lead times.

Finally, we would also like to highlight that as disclosed in our 10-K today, we have remediated our prior year material weakness relating to inventory and our cycle count process. US DSO was a relatively flat 45 days this quarter versus 44 in the year-ago quarter. This demonstrates the quality of our receivables, even in uncertain economic times. As a result of our record revenue quarter, operating cash flow for the fourth quarter was $10.6 million as compared to $1.8 million in the prior year period. Capital expenditures were $5.1 million for the quarter compared to $3 million in the prior year period. Of the $5.1 million, $4.1 million was for product leases as compared to $2.3 million in the year-ago quarter. Free cash flow, or EBITDA less CapEx less cash taxes, increased 28% or $2.7 million to $12.3 million in the fourth quarter versus the year-ago quarter. It represented 23% of the quarter's revenue versus 18% in the prior period.

The company currently has no plans for stock buy backs or dividends. Excess cash flow will continue to be used to reduce debt unless we see attractive licenses or IP or compelling strategic opportunity. Net debt or total of debt less cash and cash equivalents was reduced by $8.3 million in the quarter and totaled $85.4 million compared to $119.8 million as of year end 2008. The company has reduced its debt obligations by approximately $31.9 million in the fiscal year. The interest rate on our revolving line of credit is at LIBOR plus 100 basis points and our term loan is at LIBOR plus 375 basis points. As of October 31, 2009, with $28 million outstanding on our revolver, we had $72 million of availability. Our term loan balance was $64.4 million. Both facilities mature on November 30, 2011. And with that, I'll turn the call back to Tim.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Thanks, Lin. In closing, I'd like to provide a snapshot of some of the opportunities we have on the horizon and a general outlook for 2010. Our opportunities are broadly based across the globe. Singapore remains a significant opportunity both for sold and lease placements of our shufflers, chippers, proprietary table games and Rapid products in 2010. We expect to see these orders materialize in Q2.

In November, we made our first installs of Table Master in Mexico with more scheduled in the fiscal year. Mexico continues to be a promising market and presents near term opportunities for not only Table Master, but also Vegas Star and EGM installations. With the recent news of Pennsylvania moving forward with live tables, we'll comment on how we believe the transition will impact us. It's important to note that due to the size, what's happening in Pennsylvania is unprecedented and it's very early in the game, so we don't really know how it will pan out. That said, we do anticipate some number of our Table Master seats to be removed as 80% of them are leased. Most operators have communicated that they plan to employ both electronic and live tables, just as other full service casinos are doing in Nevada and elsewhere. We have analyzed various scenarios and think it's most likely that live tables will be incremental to our overall profitability.

Lastly, for those returned units, we have good opportunities in Mexico and Latin America to place refurbished ETS products. Other opportunities for both 2010 and beyond include West Virginia, additional placements of Table Master in Florida and continued legislative changes to allow either electronic or live tables in certain markets. There remain future opportunities in Asia, namely Macau and Singapore, that we should see materialized to some extent in 2010 with greater growth in 2011. We believe the current operating environment as we enter 2010 requires some caution regarding customers' spending. That said, more and more casino patrons are expecting refreshed floors, which will likely accelerate some operators' deferred CapEx decisions. We remain not only responsive, but proactive to our customers' needs by providing them with multiple solutions to contain costs and drive revenues. And with that, we'd now be happy to turn it over to the operator for Q&A.

 QUESTION AND ANSWER

Operator

 Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. (Operator Instructions). Our first question comes from the line of Ryan Worst with Brean Murray. Please proceed with your question.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Hi. Good afternoon, guys.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Hi, Brian.

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 Good afternoon.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Good quarter. Just have a few questions. One, in terms of your shuffler sales in the quarter, Tim, you mentioned that Singapore will hit in the fiscal second quarter most likely. Was there any big casino openings that you shipped to in this quarter? Because the sales numbers seem pretty good.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Are you referring to what we shipped in Q4?

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Yes:

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. The biggest one, and it was a sales model, as you recall, was City Center. There was about $1.6 million of mostly utility product in -- to City Center in Q4.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. Any big sales that you recall going to Macau?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Checking. Yes, not in Q4, no.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst
 Okay.

 Tim Parrott - Shuffle Master, Inc. - CEO

 And as I know, the slippage on Q1 to 2 is strictly variability to openings, you know.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Yes, sure. Okay. And then in terms of the conversion of ACEs to i-Deals, I think you mentioned, Tim, that there were 206 i-Deals. Were those going in as replacements for ACEs, and also, is the strategy still to replace those ACEs with a leased i-Deal and -- because in the quarter, it doesn't look like the lease base of games in terms of units really increased that 200 number?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes, I'll make a comment, and I'll ask Julia to make one, too. First, yes, the vast majority, I think it's 85% or so of the units were replacement, and definitely the plan is to still convert them. There was a little distortion because of some lease units and not ACEs being converted to sale, which I'll let Julia touch on. And I think what we're seeing, and frankly, we're seeing it in this first quarter of the new year, a continued acceleration of how many units we're putting out, we still have -- and we planned for it, it just -- until it's done, you can't bank it. We have a number of significant i-Deal placements for this year that include major operators, and there's still a very good chance we can get them, but we only go so far with that, so that's why we -- I put that hesitancy. But let me -- we can come back to it, Ryan, but let me ask Julia to comment on the flatness. I think you can talk to what that means.

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 You're talking about specifically for the leased shuffler installed base for the quarter?

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Yes. It was pretty flat relative to the fiscal third quarter.

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 Sequentially. Yes, that's the result of there were some shufflers, as Tim mentioned, that came off of lease and went to sales, and those were mostly -- again, those weren't i-Deals, but then also, there were some removals of some of our Deck Mate product that services the poker tables, there's a slight slowdown in the poker market. But for the most part, it was kind of a result of some losses and then some additional net placements, so --

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. Could you provide a number of leased shufflers that converted to a sales?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 About 70.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. And so that number, that 206 number, that was the number of i-Deals that were placed in the quarter. Did I get that right, or was that for the year?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 Correct.

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 That was for the Q.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 For the Q, right? Okay. Okay. And then what about on the ETS side, you had a pretty good quarter in terms of unit placements or seat placements. Any big markets in particular, or is it just continued penetration in existing markets?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Well, as I think a fair amount of that we had in Florida fell in that quarter, didn't it? But most of it was really fairly broadly based and obviously, nothing in Mexico is reflected in 2009. That all is falling in -- or will fall in this calendar year.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. And then on the SG&A side, that was up sequentially. Anything that drove that?

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 Up sequentially? Well, the last quarter of the year, obviously, we finished our audit and so we had some disproportionate professional expenses.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. Thank you.

 Tim Parrott - Shuffle Master, Inc. - CEO

 If you look -- yes, sorry. Go ahead.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 No, that's fine, if there's any more color on that, that's great.

 Tim Parrott - Shuffle Master, Inc. - CEO

 No. It's just if you look historically, the fourth quarter gets the year-end loads of basically closing out the year. So if you'll go back, you'll see that's one where we probably will always have a hard time having the fourth quarter be sequentially lower than the Q before it.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. So would the Q before it be kind of more of a run rate excluding the fourth quarters?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. And, as you know, when you look at historically how our sales are and in some ways SG&A gets involved, the first quarter has the lowest sales as a percentage of total revenue, Q2 and 3 are closer and Q4 is very strong, but also has -- it has expenses. So I think Q2 and 3 probably, if you're trying to look at average SG&A, probably reflect a better example of that.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Sure. And then just a question for Lin. You mentioned that free cash flow will continue to pay down debt. But where do you think an appropriate level of leverage is for this company? It looks like you've generated over $30 million in free cash flow and EBITDA of $58 million and leverage looks like it's pretty low already. So where do you want -- where do you think is ideal for Shuffle?

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 I think the strategy is to keep our powder dry for the right opportunity and in the meantime, we'll just continue to pay down debt.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes, Ryan, I think one of the things that we're looking at, as you know, and it comes up faster than you think, we've got about a year and a half and we're back to the table on this. So although we have capacity in the facility, so by November '11, we'd be there trying to figure out what to do with it. So I think we're not -- we've had discussions as opposed to dividends or stock buy backs. But at this point, given that we're a year and a half out on the kind of terming our line, we believe the best thing we can do right now is to continue to pay it down until we see a better use of funds, and I think Lin and I both believe that the leverage is really dependent on what opportunities you're setting it against.

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 And the truth is with the cost of money that we have today, to do any kind of a refinancing would be probably more expensive money for us.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Yes. It's also pretty cheap now, I don't know, to pay it down. It seems like if you could just extend that -- those maturities, it just seems like this company could withstand some leverage.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. We could. We've -- not to belabor this. We've looked at it and the cost to do an amend and extend is still significant. The problem is when you're at blended 2.5% or 3%, whatever, total cost of funds, you can easily look at 400 or 500, 600 basis points plus fees to get a decent amend and extend. So far, that hasn't been very attractive to us.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Yes. That makes sense. And what do you expect in terms of CapEx for next year, Lin?

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 Right now, the -- as you saw from the quarter, the majority, I think 80% was based on leased equipment, and so I would expect that to continue or accelerate, obviously.

 Ryan Worst - Brean Murray, Carret & Co. - Analyst

 Okay. Great. Thanks very much. Good quarter.

Tim Parrott  - Shuffle Master, Inc. - CEO

 Thank you.

Operator

 Our next question comes from the line of Dennis Forst with KeyBanc. Please proceed with your question.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Good afternoon.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Hi, Dennis.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Hey. How are you guys? I had a question about the electronic table systems that are out of Pennsylvania or that you will probably lose. About how many ETSs are in Pennsylvania right now?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 There's about a little over 700 seats, electronic table seats in Pennsylvania currently.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay.

 Tim Parrott - Shuffle Master, Inc. - CEO

 And most of those are Table Masters, so you divide by five.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Yes. The seats, I guess, is the right way to look at it anyway.

 Tim Parrott - Shuffle Master, Inc. - CEO

 It is.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Yes. Would you hazard a guess at what the risk is of those 700 seats, say, 18 months from now?

 Tim Parrott - Shuffle Master, Inc. - CEO

 It's really hard. We've run it all over in our analysis from 20% or 30% to 75%. We know from experience that other markets where they've got live tables and Table Master -- if they set up the Table Master, not as a competitive product, but a different product with -- for example, if the live games in Pennsylvania on a slow day are $10 minimums, then Table Master should be at $5. If they're at $20, maybe it ought to be at $10. It's really difficult. We've run modeling all over. Everywhere we're running it, we think short of losing every Table Master, we'll still see it, this new movement to live games in Pennsylvania being accretive for us. But at this point, frankly, even amongst ourselves, we're not comfortable putting a line in the sand and saying it's going to be a certain percent because we -- we just can't tell yet.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay. And then I just -- I wanted to ask about Julia's comment about a slowdown in the poker market. What have you seen there?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 Just that poker, overall, it's just a -- it's not really a hot title, if you're thinking what's really popular in terms of table game popularity. But we see that in Europe and to some extent, in the US, so just a little bit of a slowdown that's affected some --

 Dennis Forst - Keybanc Capital Markets - Analyst

 Is that a slowdown in expansion, Julia, or actually some casinos doing away with some poker tables or poker rooms entirely?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 Correct. With some casinos, yes, shrinking the size of their poker rooms.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Dennis, I think it's pretty subtle and it really -- what we see is really the expansion has kind of stopped. Many are static and some are shrinking it a little bit, so it's kind of like the bloom is off a little bit. There's no material trend that we've seen, but there's definitely a softness. Now, part of that may just be part of the overall economic condition, but --

 Dennis Forst - Keybanc Capital Markets - Analyst

 Yes.

 Tim Parrott - Shuffle Master, Inc. - CEO

 And we haven't seen it across the board, but we've seen some are readjusting their floor mix of square footage to poker versus other opportunities they have.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay. And then lastly, I wanted to get a reminder of what the i-Deals are leasing out at versus what they're replacing. Most of them are replacements, but you've got to be net positive with a higher monthly rate, don't you?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. I'll let Julia answer. It depends -- or Corie can. It's -- some come in clean. What we've done is, obviously we've taken trades, and so I think we've talked before, in many cases, we've got a tiered lease structure where they're starting at a certain price and then it's escalating. And so some of those that started a year ago are now starting to escalate. So I'll let Corie fill in the blanks, or Julia.

 Coreen Sawdon  - Shuffle Master, Inc. - CAO, SVP

 Julia.

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 For the year -- yes, for the year it's a little bit lower. Q4 was around $500, maybe a little over $500 a month, and that reflects those units coming off of the intro pricing. Again, we're doing what we can to really to entice operators to get in the lease for the i-Deal.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay. So typically, they're going out about -- our running right now is $500 a month versus what for the shufflers that are coming in?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 The shufflers when they come off the intro pricing?

 Tim Parrott - Shuffle Master, Inc. - CEO

 You mean the old shufflers?

 Dennis Forst - Keybanc Capital Markets - Analyst

 The old ones -- yes, that are coming in. The ACEs --

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 ACEs are about $500 a month as well.

 Dennis Forst - Keybanc Capital Markets - Analyst

 So there's really no net increase as of this moment on a unit by unit basis?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes, in many cases, that's true. So where we're seeing an increase now are those that we took off a year ago that are coming up on their anniversary where they're stepping up, and so the people have got a contract that shows how the price steps over a period of two, three, four years.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay. So if they're coming off their first year, are they going up 10%, 20%, the -- like what kind of magnitude of increase are we talking about?

 Julia Boguslawski - Shuffle Master, Inc. - Director of IR

 The list price that we have for that shuffler is about $650 a month.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay. But it's been averaging about $500, so it's -- when will it get to that list price? Third year, fourth year?

 Tim Parrott - Shuffle Master, Inc. - CEO

 I think it's -- more realistically, it's over two or three. And I think you see a pretty decent pop after the first in most cases.

 Dennis Forst - Keybanc Capital Markets - Analyst

 Okay. Great. That answers all my questions. I appreciate it very much.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Thank you.

Operator

 Our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

 Todd Eilers - Roth Capital Partners - Analyst

 Good afternoon. Thanks for taking my questions.

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 Hi, Todd.

 Todd Eilers - Roth Capital Partners - Analyst

 I wanted to talk a little bit about the EGM business, another very strong quarter for you guys there. I believe you mentioned that the majority, if not all of that was coming from your core markets in Australia and New Zealand, Macau over there. Can you maybe comment on what is driving the strong performance in those markets and maybe care to give us what you think your market share might be in the Australian market at this point in time?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Sure. The driver has been what normally happens with EGM side, it's just superior performance and win per day in the categories that they're targeting. And so, as Lin mentioned, we had a fair amount of conversion kits which helped, but because of the strong performance, we also were able to see some price increases over the last year. As to ship share, I don't have the exact, but based on the numbers that we've been getting from our own folks, we believe that we're actually ahead in ship share if you look over the last 12 months from a couple of our big competitors as far as actual shipments. So we're -- we're certainly stealing market. As you know, there's some pending and exciting opportunities coming over the next couple of years, most probably in Australia. But it also, with its harm minimization, is one of the most challenging markets to deal with.

So what we've been able to do so far, and this really excludes Macau, it's Australia by and large and not so much New Zealand, has really just been the performance of the content and the games themselves and now we're rolling out a new box and continue to roll out titles. So we think that based on the numbers we have, that our ship share is probably in the mid-teens.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay. At what point should we start to expect to maybe see you guys expand that business into some additional markets? I know that you've talked about Philippines and some other Asian markets as well, as Latin America, and I think Mexico is obviously a focus area for you for the EGMs as well. At what point should we expect to start to see some of that revenue start to come in for the EGM business?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Well, I think in a small way, we expect we'll see some this year. Not a real needle mover. We're going carefully, and basically letting the performance kind of drive the expansion. So what we've done is been building relationships with our customers in Mexico who very much wanted Table Master and then letting them have an opportunity to trial a bank or two of EGMs and let the performance speak for itself. So I think market by market, I think we will see some penetration in the markets you're speaking of, particularly Mexico and likely Philippines this year. But I don't expect it to be a significant amount of revenue versus our overall revenue.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay. And then --

 Tim Parrott - Shuffle Master, Inc. - CEO

 And as far -- and as far as into the US, I think we'll be a little more timid. We have had requests, particularly in some GLI markets, but I think we'll be slower to respond to that than some of the markets outside the US.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay, that's helpful. And then I was wondering, Tim, if you could talk a little bit -- obviously we've had -- the passage of legislation for live table games in Pennsylvania and Jefferson County and West Virginia. Can you maybe give us an update on what you're hearing or what your expectations are for Delaware at this point for live table games? I believe they still need enabling legislation there. And then also, with respect to electronic table games, maybe what the latest you're hearing out of New York.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. Well, I'm -- unfortunately, I wish I could. I'm not going to be a lot of help. I think after watching this and being fooled more often than not over the last 20 years, I've decided that whatever I thought was going on is probably not happening. And as you know, with Pennsylvania, we had a total 180, it seemed like a dozen times. In Delaware, I don't have a better feel than you do. I don't think -- we certainly are not expecting to be able to put money in the bank any time soon based on anything we've seen right now, because there are just a lot of influential forces that are trying to get what they want in.

In New York, we've -- we continue to have ongoing discussions on the ETS side with, frankly, whoever in the state government will listen to us and wants to hear about it. But I don't think any of our team, including all those that have been on the ground there, have a strong sense of when we think it might happen. We've tried, I think as many of our fellow competitors do, to be fairly neutral in pushing our product. We're trying to just help make sure the legislation gets through. So we're -- on the one hand we're talking ETS, and we're also saying that things like i-Table offer a way to step in a hybrid way and still have all the controls that they would have with an ETS. So frankly, again, New York is another one that we wouldn't want to put anything in our budget for this year based on what we know today.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay. That's fair. And then just one final question. With i-Table starting to roll out, and I probably asked this before, but where should we start to see those units show up in your installed base? Is that going to be under your proprietary table install base or the electronic table install base or are we going to break it out separate or how should we start to look at that?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes, we're going to -- we're going to break it out. Go ahead.

 Coreen Sawdon - Shuffle Master, Inc. - CAO, SVP

 Yes, we're going to -- this is Corie. For each of the various components, the i-Table requires a utility product, whether it be a shoe, card reading shoe or a shuffler. That revenue will go to that segment. The i-Table configuration itself will go to the ETS segment. And then the title on that game, whether it be Three Card Poker or other will actually go to the proprietary table game segment. So we're actually going to spread it to its requisite contributors to the product.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay. All right. That's helpful. Okay, thank you.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. And you can assume that every i-Table that goes out will really have a proprietary component and a utility component. So, there will be a collateral piece for each one that is out there.

 Coreen Sawdon - Shuffle Master, Inc. - CAO, SVP

 And obviously it's very new, but from a disclosure perspective, you'll see more robust disclosures around that as we get to some material numbers.

 Todd Eilers - Roth Capital Partners - Analyst

 Should we expect, I guess similar or traditional lease rates for the utility piece versus the proprietary piece? Is that the right way to look at it, or is it going to be different than that?

 Tim Parrott - Shuffle Master, Inc. - CEO

 That is.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay.

 Tim Parrott - Shuffle Master, Inc. - CEO

 We'll -- I think that's the right way to look at it. That's kind of how we're looking at it. There may be some -- depending on what else is included, some bundling, but that's essentially how we're planning it.

 Todd Eilers - Roth Capital Partners - Analyst

 Okay. Great. Thanks, guys.

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 Thanks very much.

Operator

 (Operator Instructions). Our next question comes from the line of Art Eastman who is a private investor. Please proceed with your question.

 Art Eastman Private Investor

 Hi. Can everybody hear me?

 Tim Parrott - Shuffle Master, Inc. - CEO

 Yes. Hi, Art.

 Lin Fox - Shuffle Master, Inc. - CFO, EVP

 Hi, Art.

 Art Eastman Private Investor

 Hi, Tim. Listen, I'm not going to ask you a bunch of questions, I'm just going to say a tip of the hat and a pat on the back and a smile from southern California. (Inaudible) and three quarters and you're hitting 100% each quarter. You're making the old guy, Mark, look bad. I want to compliment you on your new hire. I had the opportunity to talk to him the other day. I think you got (inaudible). And there's only three people at Shuffle, you, Mark and Jerry, that have more shares than me, so today brought a real, real happy smile to my face. And, again, congratulations, sir.

 Tim Parrott - Shuffle Master, Inc. - CEO

 Well, thank you so much and we'll continue to do our best. Appreciate it. Thanks very much.

Operator

 There are no further questions in the queue at this time. I'd like to hand the floor back over to management for closing comments.

 Tim Parrott - Shuffle Master, Inc. - CEO

 We appreciate your time, if that's it. We know you're all busy. So if there are any follow-on questions, you certainly know how to reach all of us. We appreciate your time and we'll talk to you on the next call. Thanks very much.

Operator

 Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2010 Thomson Reuters. All Rights Reserved.